EXHIBIT 10.10

AMENDED AND RESTATED PROMISSORY NOTE

$500,000.00	March 9, 2004

FOR VALUE RECEIVED, TREATY OAK BANCORP, INC. (TOBC), the undersigned, promises to pay to TREATY OAK HOLDINGS, INC. (TOHI) or to order, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), with interest accruing at the rate of TWO PERCENT (2%) per annum on the unpaid balance until paid or until default.

(A)          Payment.  Any principal shall be made in lawful money of the United States of America.

(B)           Prepayment.  This Note may be prepaid in full or in part at any time and no prepayment penalty shall apply.

(C)           Conversion.  On March 9, 2005, the outstanding principal balance of this Note, together with all accrued interest (the “Balance”) shall be automatically converted into a number of shares of TOBC common stock, $0.01 par value per share, equal to the Balance divided by $8.33 (the “Conversion Price”).  The Conversion Price shall be appropriately adjusted in the event of any TOBC stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the outstanding shares of TOBC common stock without receipt of TOBC’s consideration.

(D)          Waiver. All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification, or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all parties waive all and every kind of notice of any change or changes and agree that the same may be made without notice or consent of any of them.

(E)           Fees and Costs.  Upon default, the holder of this Note may employ an attorney to enforce the holder’s rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorney’s fees, plus all other reasonable expenses incurred by the holder in exercising any of the holder’s right and remedies upon default.  The rights and remedies of the holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against any property described in any security instrument related to this Note, or any other funds, property, or security held by the holder for payment or security, in the sole discretion of the holder.  The failure to exercise any right or remedy shall not be a waiver or release of those rights or remedies or the right to exercise any of them at another time.

                (F)           Notice.  All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given or made if mailed by first class mail, postage prepaid, to the following addresses:

If to TOBC	Treaty Oak Bancorp, Inc.
Attn: Jeffrey L. Nash
3811 Bee Cave Road, Ste. 200
Austin, TX 78746

If to TOHI	Treaty Oak Holdings, Inc.
Attn: Terry W. Hamann
P.O. Box 162905
Austin, TX 78716

Either party may change his address by giving notice, in writing, stating the new address to the other party.

(G)           Governing Law.  This Note is to be governed and construed in accordance with the laws of the State of Texas.

IN TESTIMONY WHEREOF, the maker has caused this instrument to be effective the day and year first above written.

Treaty Oak Bancorp, Inc.

/s/ Jeffrey L. Nash

Jeffrey L. Nash, Executive Vice President